The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in  jurisdiction where the offer or sale is not permitted.
Registration Statement No. 333-173924
Filed Pursuant to Rule 424(b)(2)
Subject to Completion, dated December 13, 2011
Preliminary Pricing Supplement
(To the Prospectus dated June 22, 2011 and
the Prospectus Supplement dated June 22, 2011)
$__________
Senior Medium-Term Notes, Series B
Linked to Raymond James Analysts’ Best Picks® for 2012,
due December [24], 2012

•
The notes will be linked to an equally-weighted basket of shares of 13 common stocks (each, a “Reference Share” and together, the “Basket”) of entities that are not affiliated with us (each, a “Reference Share Issuer”).  The Reference Shares were selected in December 2011 by the Equity Research Department at Raymond James & Associates, Inc. (“Raymond James”) as the Raymond James Analysts’ Best Picks® for 2012.

•	You may lose all or a portion of the principal amount of your notes at maturity.

•
The Reference Shares are: BB&T Corporation (“BBT”); BMC Software, Inc. (“BMC”); Brinker International, Inc. (“EAT”); Chevron Corporation (“CVX”); Lincoln National Corporation (“LNC”); Nuance Communications, Inc. (“NUAN”); NVIDIA Corporation (“NVDA”); Post Properties, Inc. (“PPS”);  Stanley Black & Decker Inc. (“SWK”); Superior Energy Services, Inc. (“SPN”); tw telecom inc. (“TWTC”); VeriFone Systems, Inc. (“PAY”); and Whiting Petroleum Corporation (“WLL”). Each Reference Share has an equal weighting of 1/13th.  This pricing supplement contains a description of the criteria used to select the Reference Shares for inclusion in the Basket.  See “Raymond James’ Analysts Best Picks for 2012.”

•	The notes do not pay any interest.

•
On the maturity date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares over the term of the notes, less a “Redemption Adjustment Amount” of $2.50.  As described in more detail below, the Redemption Amount will be less than the price to the public set forth below if the “Basket Performance” (as defined below) is not at least 103.00%.  We describe in more detail below how the payment at maturity will be determined.

•	Any payment at maturity on the notes is subject to our credit risk.

•	The notes will not be listed on any securities exchange or quotation system.

•	The CUSIP number of the notes is 06366QG92.

•	Our subsidiary, BMO Capital Markets Corp. (“BMOCM”), is the agent for this offering. See “Supplemental Plan of Distribution—Conflicts of Interests” below.
Investing in the notes involves risks, including those described in the “Additional Risk Factors” section beginning on page PS-6 of this pricing supplement, “Risk Factors” section beginning on page S-3 of the prospectus supplement, and on page 7 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or passed upon the accuracy of this pricing supplement, the prospectus supplement or the prospectus.  Any representation to the contrary is a criminal offense.

The notes will be our unsecured obligations and will not be savings accounts or deposits that are insured by the United States Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency or instrumentality or other entity.

	Price to Public(1)	Agent’s Commission(2)	Proceeds to Us
Per $1,000 of the Notes	US$1,027.50	US$0.00	US$1,000.00
Total	US$ ●	US$0.00	US$ ●
(1)	The $27.50 in excess of the price to the public over the principal amount per note will be received by Raymond James for its services acting as distributor of the notes.
(2)	Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.
BMO Capital Markets

KEY TERMS OF THE NOTES

This section summarizes the terms of the notes, and should be read together with the additional information in this pricing supplement, including the information set forth below under the captions “Additional Risk Factors” and “Description of the Notes.”

Issue Date of the Notes:	December [20], 2012

Issue Price of the Notes:	$1,027.50 per $1,000 in principal amount of the notes.

Interest Payments:	None.

Reference Shares:	The 13 Reference Shares set forth on the cover page of this pricing supplement. The Reference Shares are the securities included in Raymond James Analysts’ Best Picks for 2012.

Raymond James Analysts’ Best Picks for 2012:
In December of each year, the equity research department at Raymond James selects its best picks for the following calendar year.  Raymond James’ goal in selecting the Best Picks for 2012 was to identify stocks that will be able to sustain operational growth and price appreciation over a 12 month period. For more detail, please see the section entitled “Raymond James Analysts’ Best Picks for 2012” and “Additional Risk Factors—Risks Relating to the Reference Shares” in this pricing supplement.

Payment at Maturity:
The amount that you will receive at maturity for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares.  The Redemption Amount will equal (a) the product of (i) $1,000 and (ii) the Basket Performance minus (b) the Redemption Adjustment Amount of $2.50.

As discussed in more detail below, the Basket Performance must exceed 103.00% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the issue price of the notes set forth above.  In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Reference Share Weighting:	For each Reference Share, 1/13th.

Reference Share Performance:
The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes, including the payment of certain dividends.  For each Reference Share, the Reference Share Performance will equal (a) the applicable Adjusted Final Share Price divided by (b) the applicable Adjusted Initial Share Price, expressed as a percentage. See “Description of the Notes—Payment at Maturity—Breakeven Level.”

Weighted Reference Share Performance:	For each Reference Share, the product of (a) its Reference Share Performance and (b) the Reference Share Weighting.

Basket Performance:	The sum of the Weighted Reference Share Performances.

Breakeven Level:
103.00%, which is expressed as a percentage and calculated using the following formula: the quotient of: (a) the sum of (i) the issue price and (ii) the Redemption Adjustment Amount, divided by (b) the principal amount per note.  See “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

Average Intra-day Price:
With respect to a Reference Share and any averaging date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Reference Share as we deem necessary to hedge our obligations with respect to the notes.

Adjusted Initial Share Price:
The Adjusted Initial Share Price of each Reference Share will be determined over three averaging dates occurring shortly before the issue date of the notes.  For each Reference Share, the Adjusted Initial Share Price will equal the sum of (a) the arithmetic mean of the Average Intra-day Prices on each averaging date (the “Unadjusted Initial Share Price”) and (b) $0.01.

Adjusted Final Share Price:	For one Reference Share, the sum of (a) the arithmetic mean of the closing prices on each valuation date, minus $0.01, and (b) the Dividend Amount for that Reference Share.

Averaging Dates:	December [13], 2011, December [14], 2011 and December [15], 2011

Valuation Dates:	The valuation dates will occur on three trading days occurring shortly before the maturity date. The scheduled valuation dates are: December [17], 2012, December [18], 2012 and December [19], 2012.

Dividend Amount:
An amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from the second averaging date to the final valuation date, determined as described in more detail on page PS-13 below.

Calculation Agent:	BMO Capital Markets Corp.

CUSIP:	06366QG92

Each averaging date and each valuation date for any Reference Share, as well as the maturity date, are subject to postponement in the event of a Market Disruption Event with respect to an applicable Reference Share, as described in the section “Description of the Notes – Market Disruption Events” in this pricing supplement.

HYPOTHETICAL PAYMENTS ON THE NOTES AT MATURITY

The following hypothetical examples are provided for illustration purposes only and are hypothetical; they do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount.  The following hypothetical examples illustrate the payment you would receive on the maturity date if you purchased $1,000 in principal amount of the notes with an issue price of $1,027.50.  Numbers appearing in the examples below have been rounded for ease of analysis.  The examples below assume a Redemption Adjustment Amount of $2.50 and a Breakeven Level of 103.00%.

Basket Performance	Redemption Amount per $1,027.50 Issue Price of the Notes	Percentage Gain (or Loss) per $1,027.50 Issue Price of the Notes
140.00%	$1,397.50	36.01%
130.00%	$1,297.50	26.28%
120.00%	$1,197.50	16.55%
110.00%	$1,097.50	6.81%
103.00% (1)	$1,027.50	0.00%
100.00% (2)	$997.50	-2.92%
90.00%	$897.50	-12.65%
80.00%	$797.50	-22.38%
70.00%	$697.50	-32.12%
60.00%	$597.50	-41.85%

(1) For you to receive a Redemption Amount greater than the issue price of the notes, the Basket Performance must be greater than the Breakeven Level of 103.00% due to the effect of both the Redemption Adjustment Amount and the issue price being greater than the $1,000 in principal amount you purchased.
(2) If the Basket Performance is not at least 103.00%, you will lose some or all of your initial investment in the notes.

Please see the sections below, “Additional Risk Factors—General Risks Relating to the Notes—Your investment may result in a loss” and “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus supplement dated June 22, 2011 and the prospectus dated June 22, 2011.  This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours or the agent. You should carefully consider, among other things, the matters set forth in “Additional Risk Factors” in this pricing supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus supplement dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060741/o71090b5e424b5.htm
•	Prospectus dated June 22, 2011:
http://www.sec.gov/Archives/edgar/data/927971/000095012311060730/o71090b2e424b2.htm

Our Central Index Key, or CIK, on the SEC website is 927971.  As used in this pricing supplement, the “Company,” “we,” “us” or “our” refers to Bank of Montreal.

ADDITIONAL RISK FACTORS

An investment in the notes involves risks.  This section describes significant risks relating to the terms of the notes.  The notes are a riskier investment than ordinary debt securities.  In addition, the notes are not equivalent to investing directly in the Reference Shares.  Before investing in the notes, you should read the following information about these risks, together with the other information contained in or incorporated by reference in the prospectus supplement and prospectus.

General Risks Relating to the Notes

Your investment in the notes may result in a loss.  The notes do not guarantee any return of principal.  The amount payable on the notes at maturity will depend on the performance of the Reference Shares and the applicable Dividend Amount and may be less, and possibly significantly less, than your initial investment.  If the prices of the Reference Shares decrease and the Dividend Amount, if any, is not enough to offset that decrease, the return on your notes will be less than your initial investment.  In addition, the Basket Performance must exceed 103.00% in order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the issue price of the notes set forth above.  You may lose all or a substantial portion of the amount that you invested to purchase the notes.  You may incur a loss, even if the Basket Performance is positive (but less than 103.00%).  Please also see “—The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.”

The notes do not pay interest and your return may be lower than the return on a conventional debt security of comparable maturity.  There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.  The yield that you will receive on your notes, which could be negative, may be less than the yield you could earn if you purchased a standard senior debt security of Bank of Montreal with the same maturity date.  Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the notes is not the same as owning the Reference Shares or a security directly linked to the performance of the Reference Shares.  The return on your notes will not reflect the return you would realize if you actually owned the Reference Shares or a security directly linked to the performance of the Reference Shares and held that investment for a similar period.  Your notes may trade quite differently from the Reference Shares.  Changes in the prices and dividend yields of the Reference Shares may not result in comparable changes in the market value of your notes.  Even if the prices and dividend yields of the Reference Shares increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent.  It is also possible for the market value of the notes to decrease while the prices and dividend yields of the Reference Shares increase.

Any increase in the price of one or more Reference Shares may be offset by decreases in the price of one or more other Reference Shares.  The price of one or more Reference Shares may increase while the price of one or more other Reference Shares decreases.  Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Share may be moderated, or wholly offset, by decreases in the price of one or more other Reference Shares.  You may incur a loss, even if the Basket Performance is positive (but less than 103.00%).

The notes may not have an active trading market.  Your notes will not be listed on any securities exchange, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.  If you sell your notes before maturity, you may suffer substantial losses.

The issue price for the notes is greater than the principal amount due to an additional fee charged by Raymond James, as a distributor of the notes; the payment at maturity, if any, will be further reduced by an additional service fee charged by BMO Capital Markets Corp. (“BMOCM”).  The issue price for each $1,000 principal amount of the notes is $1,027.50.  The excess over the principal amount will constitute a commission to Raymond James for its services in acting as a distributor of the notes.  The Redemption Amount at maturity will be calculated based on the principal amount rather than the issue price.  Accordingly, the resulting return per note, if any, on the principal amount will be reduced when compared to the issue price. Moreover, the calculation of the Redemption Amount includes a reduction by the Redemption Adjustment Amount of $2.50, which represents an additional service fee to BMOCM.

For each $1,000 principal amount of the notes that you hold, the Basket Performance must be at least 103.00% for the Redemption Amount to exceed the purchase price set forth above.  This percentage reflects (a) the Redemption Adjustment Amount of $2.50 and (b) the percentage difference between the issue price of the notes and the principal amount.

The notes will not reflect the full performance of the Reference Shares, which may negatively impact your return on the notes.  Because (i) the calculation of the Redemption Amount includes a reduction by the Redemption Adjustment Amount; (ii) the Adjusted Initial Share Price for each Reference Share will be increased by $0.01; (iii) the Adjusted Final Share Price for each Reference Share will include a reduction of $0.01; and (iv) the issue price for the notes is greater than the principal amount, the return, if any, on the notes will not reflect the full performance of the Reference Shares.  Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Shares were purchased and held for a similar period.

The inclusion of Raymond James’ distribution fee, in the original public offering price of the notes and certain hedging costs are likely to adversely affect the price at which you can sell your notes.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which BMOCM may be willing to purchase the notes in secondary market transactions (if BMOCM makes a market in the notes) will be lower than the initial public offering price.  In addition, the issue price of the notes includes Raymond James’ distribution fee and the cost of hedging our obligations under the notes through one or more of our affiliates.  As a result, the price, if any, at which BMOCM or any other entity may be willing to purchase the notes from you in secondary market transactions will likely be lower than the issue price, and any sale of your notes prior to the maturity date could result in a substantial loss to you.  In addition, any bid price is also likely to reflect a discount to account for costs associated with establishing or unwinding any related hedge transaction such as dealer discounts, mark-ups and other transaction costs.  Any bid price may differ from values determined by pricing models used by BMOCM.

The market value of your notes may be influenced by many unpredictable factors.  The following factors, many of which are beyond our control, may influence the market value of your notes:

•	the market prices of the Reference Shares;

•	the dividend yields of the Reference Shares;

•
economic, financial, political, military, regulatory, legal and other events that affect the securities markets generally and the U.S. markets in particular, and which may affect the values of the Reference Shares; and

•	interest rates in the market.

These factors may influence the market value of your notes if you sell your notes before maturity.  Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of your notes.  If you sell your notes prior to maturity, you may receive less than your initial investment.

Payments on the notes are subject to our credit risk, and changes in our credit ratings may adversely affect the market value of the notes.  The notes are our senior unsecured debt securities.  The payment amount due on the maturity date is dependent upon our ability to repay our obligations at that time.  This will be the case even if the values and dividend yields of the Reference Shares increase as of the valuation dates.  No assurance can be given as to what our financial condition will be at any time during the term of the notes.

The Adjusted Initial Share Price for each Reference Share will be based on the Average Intra-day Prices for that Reference Share on each averaging date, which may adversely affect the return on the notes.  The Adjusted Initial Share Price of each Reference Share, which is used to determine the related Reference Share Performance and therefore the Basket Performance, will be based on the Average Intra-day Prices of that Reference Share on each averaging date.  The Average Intra-day Price for a Reference Share on any averaging date is the arithmetic mean of the prices at which we, or one or more of our affiliates execute transactions with respect to such Reference Share on each averaging date in order to hedge our obligations under the notes.

As a result, the hedging activities relating to each Reference Share by us or any of our affiliates may affect the calculation agent’s determination of the Adjusted Initial Share Price for each Reference Share; therefore, these hedging activities may adversely affect the payment at maturity, if any.

The Adjusted Initial Share Price for each Reference Share will not be known until after the pricing date of the notes.  The Adjusted Initial Share Price of the Reference Shares will be determined over three averaging dates.  We expect that the first averaging date will be the pricing date of the notes.  As a result, the Adjusted Initial Share Price of one or more Reference Shares may be substantially higher or lower than its market price on the date that you make your investment decision to purchase the notes.

The effect of the Adjusted Initial Share Price and the Adjusted Final Share Price for each Reference Share may negatively impact the Redemption Amount.  The Adjusted Initial Share Price for each Reference Share will include an upward adjustment equal to $0.01, and the Adjusted Final Share Price will include a downward adjustment equal to $0.01 for each Reference Share.  These adjustments are intended to compensate us for costs relating to the hedging of our obligations under the notes.  Therefore, for the Reference Share Performance to be greater than 100%, the average performance over the valuation dates for each Reference Share must exceed its Unadjusted Initial Share Price by more than $0.02.

Accordingly, in order for the Redemption Amount to exceed the issue price of the notes, the weighted average performance of the Reference Shares over the valuation dates must exceed the Unadjusted Initial Share Prices by a sufficient amount to surpass the Breakeven Level, plus $0.02.  Accordingly, you could lose a substantial portion of your initial principal investment even if the average performance of one or more of the Reference Shares increases in value over the valuation dates.

The Adjusted Final Share Price of each Reference Share is based on the arithmetic average of its closing prices on each valuation date and may be less than the closing prices of such Reference Share prior to such dates or on any valuation date individually.  The Adjusted Final Share Price of each Reference Share will be calculated based on the closing prices of that Reference Share on each of the valuation dates specified above.  The prices prior to those dates will not be used to determine the Redemption Amount.  Therefore, no matter how high the prices of the relevant Reference Shares may be during the term of the notes, only the closing prices of the Reference Shares on each of the valuation dates will be used to calculate the applicable Adjusted Final Share Prices and the Redemption Amount payable to you at maturity.  In addition, because each Adjusted Final Share Price is based on the arithmetic average of the closing prices of the relevant Reference Share on each valuation date, the Adjusted Final Share Price calculated in this manner may be lower than the price of the relevant Reference Share on any single valuation date.  Accordingly, the averaging feature may decrease the Adjusted Final Share Price and therefore your return on the notes.

Correlation among the Reference Shares may affect the value of your notes.  The Reference Shares may not represent a diversified portfolio of securities.  To the extent that the Reference Shares move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily attend a diversified portfolio of securities.  The Reference Shares may be concentrated in a limited number of industries.  An investment in the notes might increase your exposure to fluctuations in any of the sectors represented by the Basket.

We will not hold shares of any Reference Share for your benefit.  The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of Reference Shares that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any Reference Shares.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You must rely on your own evaluation of the merits of an investment linked to the Reference Shares.  In the ordinary course of their business, BMOCM, Raymond James and our respective affiliates may have expressed views on expected movements in any Reference Share, and may do so in the future.  These views or reports may be communicated to our clients, Raymond James’ clients, and clients of our respective affiliates.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to any Reference Share may at any time have significantly different views from those of our respective affiliates.  For these reasons, you are encouraged to derive information concerning the Reference Shares from multiple sources, and you should not rely solely on views expressed by us or our respective affiliates.

Our trading and other transactions relating to the Reference Shares, futures, options or other derivative products may adversely affect the market value of the notes.  As described below under “Use of Proceeds and Hedging,” we or our affiliates may hedge our obligations under the notes by purchasing or selling the Reference Shares, futures or options relating to the Reference Shares, or other derivative instruments with returns linked or related to changes in the performance of the Reference Shares.  We may adjust these hedges by, among other things, purchasing or selling those assets at any time.  Although they are not expected to do so, any of these hedging activities may adversely affect the prices of the Reference Shares, and therefore, the market value of the notes, and the amount payable at maturity.  It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities, even though the market value of the notes decreases.

We, Raymond James, or one or more of our respective affiliates may also engage in trading relating to the Reference Shares on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for our customers, including block trades.  Any of these activities could adversely affect the prices of the Reference Shares and, therefore, the market value of the notes.  We, Raymond James, or one or more of our respective affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Reference Shares.  By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

Our business activities and the business activities of our affiliates may create conflicts of interest.  As noted above, we, Raymond James, or one or more of our respective affiliates expect to engage in trading activities related to the Reference Shares that are not for the account of holders of the notes or on their behalf.  These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management.  These trading activities, if they influence the prices of the Reference Shares, could be adverse to the interests of the holders of the notes.  We, Raymond James, or one or more of our respective affiliates may, at present or in the future, engage in business with the issuers of the Reference Shares, including making loans to or providing advisory services to those companies.  These services could include investment banking and merger and acquisition advisory services.  These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes.  Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to the Reference Shares.  This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes.  Any of these activities by us or one or more of our affiliates may affect the prices the Reference Shares and, therefore, the market value of the notes.

As calculation agent, BMOCM will have the authority to make determinations that could affect the value of your notes and your payment at maturity.  As calculation agent for your notes, BMOCM will have discretion in making various determinations that affect your notes, including determining the Adjusted Initial Share Prices, the Adjusted Final Share Prices, the Basket Performance, the Redemption Amount and whether any market disruption event has occurred.  The calculation agent also has discretion in making certain adjustments relating to mergers and certain other corporate transactions that a Reference Share Issuer may undertake.  The exercise of this discretion by BMOCM could adversely affect the value of your notes and may present BMOCM, which is our wholly owned subsidiary, with a conflict of interest.

The historical performance of the Reference Shares should not be taken as an indication of their future performance.  The Adjusted Final Share Prices of the Reference Shares will determine the Redemption Amount.  The historical performance of the Reference Shares does not necessarily give an indication of their future performance.  As a result, it is impossible to predict whether the prices of the Reference Shares will rise or fall during the term of the notes.  The prices of the Reference Shares will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of the Reference Shares are only entitled to receive those dividends as each issuer’s board of directors may declare out of funds legally available.  Although dividends and distributions on one or more of the Reference Shares may have historically been declared by the applicable board of directors, they are not required to do so and may reduce or eliminate those dividends in the future.  The Dividend Amount of one or more of the Reference Shares during the term of the notes may be zero.

Significant aspects of the tax treatment of the notes are uncertain.  The tax treatment of the notes is uncertain.  We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this pricing supplement.

Since one of the Reference Stock Issuers is a real estate investment trust, while the matter is not entirely clear, an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”) applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States Holder in respect of the notes will be recharacterized as ordinary income and certain interest charges may apply.  See the section entitled “Supplemental Tax Considerations – Supplemental U.S. Federal Income Tax Considerations – Application of Section 1260 of the Code”.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, a holder should be required to accrue interest over the term of an instrument such as the notes even though that holder will not receive any payments with respect to the notes until maturity and whether all or part of the gain a holder may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income.  The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Tax Considerations” in this pricing supplement, the section “United States Federal Income Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement.  You should consult your tax advisor about your own tax situation.

Insurance companies and employee benefit plans should carefully review the legal issues of an investment in the notes.  Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Code”), including an IRA or Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  These issues are discussed in more detail in the section “Employee Retirement Income Security Act” below.

Risks Relating to the Reference Shares

The inclusion of the Reference Shares in Raymond James’ Best Picks does not guarantee a positive return on the notes. Raymond James’ process in creating the Best Picks for 2012 was to permit the analysts of its research department to each identify stocks that, at the time of the creation of the list, the analyst believes will be able to sustain operational growth and price appreciation over a 12 month period. However, there can be no assurance that any Reference Share, or the Best Picks for 2012 in its entirety, will perform as intended. The list of stocks on Best Picks for 2012 is not dynamic; if the analysts’ opinion of a Reference Share changes after the list is constituted, that change will not cause the deletion or addition of Reference Shares to the list. While all of the securities that are included in the best picks list had a “strong buy” rating from Raymond James at the time of selection, there is no guarantee that those securities will retain that rating throughout the term of the notes. The performance of the Reference Shares may be less than the performance of the equities markets generally, and less than the performance of specific sectors of the equity markets, or other securities in which you may choose to invest. Our offering of the notes does not constitute our recommendation or the recommendation of any of our affiliates to invest in the Reference Shares.

You will not have any shareholder rights and will have no right to receive any Reference Shares at maturity.  Investing in the notes will not make you a holder of any of the Reference Shares.  Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions (except to the extent that the Dividend Amounts are reflected in the Redemption Amount) or any other rights with respect to any of these securities.

Changes that affect a Reference Share may affect the market value of the notes and the amount you will receive at maturity.  Changes affecting a Reference Share or a Reference Share Issuer, such as reorganizations or mergers, will be reflected in the price of that Reference Share and therefore could affect the amount payable on your notes at maturity and the market value of the notes prior to maturity.  If these events occur, the calculation agent may adjust the applicable Adjusted Initial Share Price.  See “Description of the Notes—Anti-dilution Adjustments.”

No Reference Share Issuer will have any role or responsibilities with respect to the notes.  None of the issuers of the Reference Shares will have authorized or approved the notes, or will be involved in this offering.  No such company will have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, including taking any corporate actions that might affect the value of the Reference Shares or the notes.  No such company will receive any of the proceeds from any offering of the notes.  No Reference Share Issuer or any other company will be responsible for, or participate in, the determination or calculation of the Redemption Amount.

The return on the notes may be exposed to fluctuations in exchange rates that might affect the prices of the Reference Shares and the payment at maturity.  Because the Reference Shares included in the Basket, in addition to their U.S. listing, may trade in currencies other than U.S. dollars, and the notes are denominated in U.S. dollars, the amount payable on the notes at maturity may be exposed to fluctuations in the exchange rate between the U.S. dollar and each of the currencies in which those Reference Shares are denominated.  These changes in exchange rates may reflect changes in various non-U.S. economies that in turn may affect the payment on the notes at maturity.

We do not control any Reference Share Issuer and we are not responsible for any disclosure made by any other company.  Neither we nor any of our affiliates have the ability to control the actions of any Reference Share Issuer, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies, unless (and only to the extent that) our securities or the securities of our affiliates are represented by that Reference Share.  We are not responsible for any other issuer’s public disclosure of information on itself or any Reference Share, whether contained in U.S. Securities and Exchange Commission (the “SEC”) filings or otherwise.  We will not perform any due diligence procedures with respect to the applicable Reference Share Issuers.  You should make your own investigation into the Reference Share Issuers.

Industry consolidation and other corporate events may alter the composition of the Basket.  If a Reference Share Issuer is acquired in a stock-for-stock transaction, the stock of the acquiring company will assume that Reference Share’s place in the Basket, including if the stock of the acquiring company is already in the Basket.  Consequently, any consolidation among issuers of the Reference Shares will result in an increased weighting in the Basket for the surviving company.  The effects on the Basket and the Adjusted Initial Share Prices of the Reference Shares of consolidation transactions and other reorganization events with respect to the Reference Shares are described in “Description of the Notes—Anti-dilution Adjustments.”

You will have limited anti-dilution protection with respect to the Reference Shares.  The calculation agent will adjust the Adjusted Initial Share Price of a Reference Share for stock splits, reverse stock splits, stock dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “Description of the Notes—Anti-dilution Adjustments” below.  The calculation agent will not be required to make an adjustment for every corporate event that may affect a Reference Share.  For example, the calculation agent will not make any adjustments for events such as an offering by a Reference Share Issuer of equity securities or a tender or exchange offer for less than all outstanding shares of that issuer by a third party.  Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of the Reference Share, and adversely affect the value of your notes.

DESCRIPTION OF THE NOTES

This pricing supplement, and the accompanying prospectus dated June 22, 2011 relating to the notes, should be read together.  Because the notes are part of a series of our senior debt securities called Senior Medium-Term Notes, Series B, this pricing supplement and the accompanying prospectus should also be read together with the accompanying prospectus supplement, dated June 22, 2011.  Terms used but not defined in this pricing supplement have the meanings given to them in the accompanying prospectus or accompanying prospectus supplement, unless the context requires otherwise.

The notes will be issued in book-entry form through The Depository Trust Company.  Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of the Debt Securities We May Offer—Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

The notes are part of a series of senior debt securities entitled “Senior Medium-Term Notes, Series B” that we may issue from time to time under the senior indenture, dated January 25, 2010, between Bank of Montreal and Wells Fargo Bank, National Association, as trustee.  Terms that apply generally to our medium term notes are described in “Description of the Notes We May Offer” in the accompanying prospectus supplement.  The terms described in this pricing supplement, supplement those described in the accompanying prospectus and the accompanying prospectus supplement, and, if the terms described here are inconsistent with those described in those documents, the terms described in this pricing supplement are controlling.

We will not pay periodic interest payments on the notes.

Composition of the Basket

The Basket will be composed of the Reference Shares, which will be the securities included in Raymond James Analysts’ Best Picks for 2012.  The Reference Shares will not change over the term of the notes, except in limited circumstances relating to corporate events that may affect the Reference Shares, as described below.

Each Reference Share will be assigned a weighting (each, a “Reference Share Weighting”) so that each Reference Share represents a specified portion of the value of the Basket on the first averaging date.  The Reference Share Weighting of each Reference Share is 1/13th.

Payment at Maturity

The amount that you will receive at maturity for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket and the dividends paid on the Reference Shares.  The Redemption Amount will equal:

($1,000 × the Basket Performance) – (the Redemption Adjustment Amount)

The Redemption Adjustment Amount will equal $2.50.

Breakeven Level. The Breakeven Level is 103.00%. In order for you to receive a Redemption Amount per $1,000 in principal amount of the notes that exceeds the price to the public set forth on the cover page, the Basket Performance must exceed the Breakeven Level. In addition, the Redemption Amount could be substantially less than the principal amount of the notes. The Breakeven Level is expressed as a percentage, and calculated as follows:

See “—Adjusted Initial Share Price” and “—Adjusted Final Share Price as to additional adjustments that will affect the Redemption Amount.”

Basket Performance. The Basket Performance will equal the sum of the Weighted Reference Share Performances.

Weighted Reference Share Performance. For each Reference Share, the product of (a) its Reference Share Performance and (b) its Reference Share Weighting.

Reference Share Performance. The Reference Share Performance will measure the change in value of each Reference Share over the term of the notes, including the payment of certain dividends.  For each Reference Share, the Reference Share Performance will equal (a) the applicable Adjusted Final Share Price divided by (b) the applicable Adjusted Initial Share Price, expressed as a percentage.

Adjusted Initial Share Price.  For each Reference Share, the “Adjusted Initial Share Price” will be determined over the three averaging dates set forth above.  For each Reference Share, the Adjusted Initial Share Price will equal the sum of (a) the arithmetic mean of the Average Intra-day Prices on each averaging date (the “Unadjusted Initial Share Price”) and (b) $0.01.

Average Intra-Day Price.  With respect to each Reference Share and any averaging date, the arithmetic mean of the prices at which we or any of our affiliates (which may include the calculation agent) acquires, establishes, reestablishes, substitutes, maintains, unwinds or disposes of, as the case may be, of any transactions or assets relating to that Reference Share as we deem necessary to hedge our obligations with respect to the notes.

Adjusted Final Share Price.  For each Reference Share, the sum of (a) the arithmetic mean of the closing prices on each valuation date, minus $0.01, and (b) the Dividend Amount for that Reference Share.

Dividend Amount.  An amount in U.S. dollars equal to 100% of the gross cash distributions (including ordinary and extraordinary dividends) per Reference Share declared by the applicable Reference Share Issuer where the date that the applicable Reference Share has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs from (and including) the second averaging date to (and including) the final valuation date, as determined by the calculation agent, and subject to the following limitations:

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the second averaging date, only 1/3 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the third averaging date, only 2/3 of the applicable distribution shall be included;

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the second valuation date, only 2/3 of the applicable distribution shall be included; and

•
with respect to any distribution where the date that the applicable Reference Share commences trading ex-dividend on the third valuation date, only 1/3 of the applicable distribution shall be included.

Valuation Dates

The valuation dates will occur on three trading days occurring shortly before the maturity date.  The scheduled valuation dates are: December [17], 2012, December [18], 2012 and December [19], 2012.  If any valuation date is not a trading day as to any Reference Share, that valuation date will be postponed as to that Reference Share to the next trading day (and each subsequent valuation date will be similarly postponed).  If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date applicable to the notes, the Adjusted Final Share Price of the applicable Reference Share or Reference Shares will be determined according to the calculation in “—Consequences of Market Disruption Events” below.

Maturity Date

The maturity date will be December [24], 2012, unless that date is not a business day, in which case the maturity date will be the next following business day.  The maturity date will be postponed by the same number of business days as the final valuation date may be postponed, as provided herein.  However, no interest will accrue past the maturity date.

Certain Definitions

Business Day.  A day of the week other than Saturday or Sunday that is neither a legal holiday nor a day on which banking institutions are authorized or obligated by law or executive order to close in New York City, Toronto, or Montreal.

Trading Day. As to any Reference Share, any day, as determined by the calculation agent, on which trading is generally conducted on the relevant primary U.S. exchange for that Reference Share.

Closing Price.  The closing price for any Reference Share on any day will equal the closing sale price or last reported sale price, regular way, for the security, on a per-share basis:

•	on the principal national securities exchange on which that Reference Share is listed for trading on that day, or

•
if that Reference Share is not listed on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Reference Share.

If that Reference Share is not listed or traded as described above, then the closing price for that Reference Share on any day will be the average, as determined by the calculation agent, of the bid prices for the security obtained from as many dealers in that security selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need to exceed three and may include the calculation agent, Raymond James, or any of their respective affiliates.

Consequences of Market Disruption Events

If a market disruption event with respect to any of the Reference Shares occurs or is continuing on any scheduled averaging date or valuation date, the price of any affected Reference Share for that date will be based upon its price on the next scheduled trading day on which no market disruption event occurs, and each subsequent averaging date or valuation date will be similarly postponed.  In no event, however, will any averaging date or valuation date be postponed by more than ten trading days.  As a result, if a market disruption event occurs or is continuing on an averaging date or the valuation date, the determination of the Adjusted Initial Share Price or the Adjusted Final Share Price could also be postponed, although not by more than ten trading days.  If the final scheduled valuation date is postponed, the maturity date shall be postponed by the same number of business days.

If an averaging date or a valuation date is postponed to the tenth scheduled trading day thereafter, and a market disruption event occurs on that day, then the calculation agent shall determine the value of the applicable Reference Share on that day based upon its good faith estimate, made in its sole discretion, of the value that would have been applicable in the absence of the market disruption event.

Any of the following will be a “market disruption event” as to any Reference Share:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, the security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this pricing supplement.

Anti-dilution Adjustments

The calculation agent will adjust the Adjusted Initial Share Price for any Reference Share if any of the dilution events described below occurs with respect to that Reference Share.

The calculation agent will adjust the Adjusted Initial Share Price for any Reference Share as described below, but only if an event described below under this “—Anti-dilution Adjustments” section occurs with respect to that Reference Share and only if the relevant event occurs during the period described under the applicable subsection.  The Adjusted Initial Share Price for each Reference Share will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Reference Share.

If more than one anti-dilution event requiring adjustment occurs with respect to the Adjusted Initial Share Price for any Reference Share, the calculation agent will adjust the Adjusted Initial Share Price of that Reference Share for each event, sequentially, in the order in which the events occur, and on a cumulative basis.  As a result, having adjusted the Adjusted Initial Share Price for a Reference Share for the first event, the calculation agent will adjust the Adjusted Initial Share Price for that same Reference Share for the second event, applying the required adjustment to the Adjusted Initial Share Price as already adjusted for the first event, and so on for each event.  If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment in an attempt to offset, to the extent practical, any change in the economic position of the holder and us, relative to your note, that results solely from that event.  The calculation agent may also adjust the Adjusted Initial Share Price, the Adjusted Final Share Price or the Dividend Amount of the applicable Reference Share in order to ensure an appropriate result.  The calculation agent may, in its sole discretion, modify the anti-dilution adjustments set forth in this section as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own.  Each outstanding share will be worth less as a result of a stock split or stock dividend.

If a Reference Share is subject to a stock split or receives a stock dividend, then the calculation agent will adjust its Adjusted Initial Share Price by dividing the prior Adjusted Initial Share Price — that is, the Adjusted Initial Share Price before the stock split or stock dividend — by an amount equal to: (1) the number of shares of the applicable Reference Share outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the applicable Reference Share outstanding immediately before the stock split or stock dividend becomes effective.  The Adjusted Initial Share Price for a Reference Share will not be adjusted, however, unless:

•
in the case of a stock split, the first day on which that Reference Share trades without the right to receive the stock split occurs after the averaging dates and on or before the applicable valuation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the averaging dates and on or before the applicable valuation date.

The ex-dividend date for any dividend or other distribution with respect to a Reference Share is the first day on which that Reference Share trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity.  Each outstanding share will be worth more as a result of a reverse stock split.

If a Reference Share is subject to a reverse stock split, then the calculation agent will adjust its Adjusted Initial Share Price by multiplying the prior Adjusted Initial Share Price by an amount equal to:  (a) the number of shares of that Reference Share outstanding immediately before the reverse stock split becomes effective; divided by (b) the number of shares of that Reference Share outstanding immediately after the reverse stock split becomes effective.  The Adjusted Initial Share Prices of a Reference Share will not be adjusted, however, unless the reverse stock split becomes effective after the averaging date and on or before the first valuation date.

Transferable Rights and Warrants

If the Reference Share Issuer issues transferable rights or warrants to all holders of that Reference Share to subscribe for or purchase that Reference Share at an exercise price per share that is less than the closing price of the Reference Share on the business day before the ex-dividend date for the issuance, then the applicable Adjusted Initial Share Price will be adjusted by multiplying the prior Adjusted Initial Share Price by the following fraction:

•
the numerator will be the number of shares of that Reference Share outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of that Reference Share that the aggregate offering price of the total number of shares of the applicable Reference Share so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

•
the denominator will be the number of shares of that Reference Share outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the applicable Reference Share offered for subscription or purchase under those transferable rights or warrants.

The Adjusted Initial Share Price will not be adjusted, however, unless the ex-dividend date described above occurs after the averaging dates and on or before the applicable valuation date.

Reorganization Events

If a Reference Share Issuer undergoes a reorganization event in which property other than the applicable Reference Share — e.g., cash and securities of another issuer — is distributed in respect of that Reference Share, then, for purposes of calculating its Reference Share Performance, the calculation agent will determine the closing price of that Reference Share on each valuation date to equal the value of the cash, securities and other property distributed in respect of one share of that Reference Share.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Share.

Each of the following is a reorganization event with respect to a Reference Share:

•	the Reference Share is reclassified or changed;

•
the Reference Share Issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the Reference Share Issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the Reference Share Issuer effects a spin-off — that is, issues to all holders of that Reference Share equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Reference Share Issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the Reference Share Issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to a Reference Share, and the calculation agent does not substitute another stock for that Reference Share as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property — whether it be cash, securities or other property — distributed in the reorganization event in respect of one share of that Reference Share, as that Reference Share existed before the date of the reorganization.  We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below.  The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the averaging dates and on or before the applicable valuation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion.  For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date.  The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate.  If a holder of a Reference Share may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of a Reference Share on a valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price.  The calculation agent will do so to the same extent that it would make determinations if that Reference Share were outstanding and were affected by the same kinds of events.

For example, if a Reference Share Issuer merges into another company and each share of that Reference Share is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of that Reference Share will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash.  The calculation agent will further determine the common share component of that closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in this “—Anti-dilution Adjustments” section or as described above in the “—Reorganization Events” subsection as if the common shares were that Reference Share.  In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to “distribution property,” we mean the cash, securities and other property distributed in a reorganization event in respect of a Reference Share.  If an adjustment resulting from a prior reorganization had occurred, the “distribution property” will mean the cash, securities and other property distributed in respect of any securities whose value determines the closing price of the Reference Share on a valuation date.  In the case of a spin-off, the distribution property also includes the Reference Share in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for the Reference Share as described above.  Consequently, in this pricing supplement, when we refer to a Reference Share, we mean any distribution property that is distributed in a reorganization event in respect of that Reference Share.  Similarly, when we refer to a Reference Share Issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to the applicable Reference Share upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for that Reference Share.  In such case, the adjustments described above under “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange as a substitute for that Reference Share.  For all purposes, the substitute stock will be deemed to be that Reference Share for all purposes of the notes.  The calculation agent will determine, in its sole discretion, the Adjusted Initial Share Price, the Dividend Amount and/or the manner of valuation of the substitute stock.  The calculation agent will have the right to make such adjustments to the calculation of the applicable Reference Share Performance and Dividend Amount as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Events of Default

In case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount of cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the final valuation date.  The Dividend Amount for each Reference Share will only include dividends declared and paid through that date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Role of the Calculation Agent

The calculation agent will make all determinations regarding the prices of the Reference Shares, the Redemption Amount, the Dividend Amounts of the Reference Shares, trading days, business days, market disruption events, any required anti-dilution adjustments, the default amount, and the amount payable on your notes.  Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.  You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Our subsidiary, BMOCM, is expected to serve as the calculation agent for the notes.  We may change the calculation agent for your notes at any time after the date of this pricing supplement without notice and BMOCM may resign as calculation agent at any time upon 60 days written notice to us.

Listing

Your notes will not be listed on any securities exchange.

RAYMOND JAMES ANALYSTS’ BEST PICKS FOR 2012

The Basket is composed of publicly traded common stocks selected by the Equity Research Department at Raymond James as the “Raymond James Analysts’ Best Picks® for 2012.  Every year since December 1995, the equity research department at Raymond James has selected its best picks for the following calendar year.  The best picks list is a static list announced in December for the following calendar year.

The goal in selecting the Best Picks for 2012 was to identify stocks that will be able to sustain operational growth and price appreciation over a 12 month period.  Only certain stocks covered by certain analysts in the Raymond James Equity Research Department can be considered for selection as a Best Pick.  In order to be included in the Raymond James Analysts’ Best Picks®, stocks must have satisfied certain criteria, including without limitation, the following:

•
the stock must have been recommended by an equity research analyst that has at least two and one-half years of sell-side research experience following the industry as a lead analyst or a minimum of five years of total sell-side equity experience as an analyst with primary responsibility for some company coverage;

•	the stock must have been rated a “strong buy” at the time of selection;

•	only one stock per analyst and only one choice per industry is allowed;

•	no company may be on the list for more than two consecutive years;

•	the market capitalization of the company must have been at least $500,000,000;

•	the stock price must have been greater than $10.00 per share, and if under $20.00 per share, then the market capitalization of the company must have been at least $1,000,000,000;

•	the stocks selected must have had an average daily trading value of at least $10,000,000 over the last 20 trading days; and

•
the analyst must have believed that there is a high probability of the company beating the current consensus 2011 Earnings Per Share (“EPS”) or Consensus Forecast Earnings Per Share (“CFPS”) forecasts.  If EPS is negative, CFPS must be positive for 2011 and 2012.

The composition of the Basket and the identity of the Reference Shares were selected by the Raymond James Equity Research Department.  Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Reference Shares or otherwise endorses such stocks and none of such entities (or Raymond James) makes any representation as to the performance of any Reference Share or the Basket.  All of the stocks that are included in the best picks list had a “strong buy” rating at the time of selection; however, there is no guarantee that the stocks will retain that rating throughout the term of the notes.

There are a number of risks that will affect each of the companies that comprise the Best Picks, including industry specific risks, risks relating to major competitors or new product expectations, unforeseen developments with respect to the management, financial condition or accounting policies or practices of the company, and external factors that could affect the U.S. economy, interest rates, the U.S. dollar or particular segments of the economy.  Any of these changes may have an adverse affect on the company, the performance of its stock, investor confidence in the stock and the company’s business prospects.  Please see “Additional Risk Factors— Risks Relating to the Reference Shares—The inclusion of the Reference Shares in Raymond James’ Best Picks does not guarantee a positive return on the notes” in this pricing supplement.

The information in this section has been provided by Raymond James.

DESCRIPTION OF THE REFERENCE SHARES

Companies with securities registered under the Exchange Act, are required to file financial and other information specified by the SEC periodically.  Information provided to or filed with the SEC can be inspected or copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C.  20549, at prescribed rates.  You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.  In addition, information provided to or filed with the SEC by each Reference Share Issuer under the Exchange Act can be located through the SEC’s website at http://www.sec.gov.

This pricing supplement relates only to the notes offered hereby and does not relate to any Reference Shares or other securities of any Reference Share Issuer.  We derived all disclosures in this pricing supplement regarding the Reference Share Issuers from publicly available documents described in the preceding paragraph.  In connection with the offering of the notes, none of us, Raymond James, or our respective affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to any Reference Share Issuer.  None of us, Raymond James, or any of our respective affiliates makes any representation that such publicly available documents or any other publicly available information regarding any Reference Share Issuer is current, accurate or complete.  None of such documents shall be deemed to be incorporated by reference into this pricing supplement.

The composition of the Basket and the identity of the Reference Shares were selected by the Raymond James Equity Research Department.  Neither we nor our affiliates take any responsibility for the selection of the Basket and the identity of the Reference Shares or otherwise endorses those stocks and none of those entities makes any representation as to the performance of any Reference Share or the Basket.

The Reference Shares

BB&T Corporation

BB&T Corporation operates banking offices in the Carolinas, Georgia, Virginia, Maryland, West Virginia, Kentucky, Alabama, Indiana, Washington D.C., Florida and Tennessee. The company and its subsidiaries offer full-service commercial and retail banking, as well as insurance, retail brokerage, corporate finance, international banking, leasing, and trust services. Its common stock is traded on the New York Stock Exchange under the symbol “BBT.”

Historical Information of the Common Stock of BB&T Corporation

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	36.80	26.85
	Second Quarter	36.79	22.77
	Third Quarter	41.14	19.82
	Fourth Quarter	39.34	23.06

2009	First Quarter	26.73	13.32
	Second Quarter	27.70	16.70
	Third Quarter	29.53	20.19
	Fourth Quarter	28.61	23.91

2010	First Quarter	32.39	25.81
	Second Quarter	35.61	26.31
	Third Quarter	28.59	21.87
	Fourth Quarter	27.15	22.32

2011	First Quarter	29.17	26.33
	Second Quarter	27.62	25.45
	Third Quarter	27.34	19.17
	Fourth Quarter (through December 12, 2011)	24.19	20.58

BMC Software, Inc.

BMC Software, Inc. provides management solutions for mainframe and distributed information technology systems. The company's portfolio of software solutions spans enterprise systems, applications, databases and IT process management. BMC Software, Inc. also provides maintenance and support for its products and performs software implementation, integration and education services for its customers. On October 13, 2009, the company transferred its stock exchange listing from the New York Stock Exchange to the NASDAQ Global Select Market. Its common stock is traded on the NASDAQ Global Select Market under the symbol “BMC.”

Historical Information of the Common Stock of BMC Software, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the fourth quarter of 2009 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	34.95	30.05
	Second Quarter	40.40	30.17
	Third Quarter	36.99	27.85
	Fourth Quarter	28.91	22.00

2009	First Quarter	33.90	25.33
	Second Quarter	35.51	32.20
	Third Quarter	38.54	31.63
	Fourth Quarter	40.60	36.42

2010	First Quarter	40.47	35.93
	Second Quarter	41.14	34.63
	Third Quarter	41.15	34.76
	Fourth Quarter	48.76	39.65

2011	First Quarter	50.98	46.98
	Second Quarter	55.83	48.98
	Third Quarter	56.50	37.48
	Fourth Quarter (through December 12, 2011)	40.84	33.28

Brinker International, Inc.

Brinker International, Inc. owns, operates and franchises establishments in the United States and internationally. The company’s restaurants offer customers burgers, ribs, salads, steaks, classic Italian fare, and Tex-Mex offerings. Its common stock is traded on the New York Stock Exchange under the symbol “EAT.”

Historical Information of the Common Stock of Brinker International, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	19.94	15.32
	Second Quarter	23.86	17.67
	Third Quarter	20.84	16.75
	Fourth Quarter	17.77	3.99

2009	First Quarter	15.44	8.30
	Second Quarter	19.33	15.09
	Third Quarter	18.33	13.79
	Fourth Quarter	16.51	12.60

2010	First Quarter	20.48	14.36
	Second Quarter	20.71	14.43
	Third Quarter	18.86	14.12
	Fourth Quarter	22.15	18.24

2011	First Quarter	25.32	20.89
	Second Quarter	26.03	23.20
	Third Quarter	26.57	20.01
	Fourth Quarter (through December 12, 2011)	24.42	20.07

Chevron Corporation

Chevron Corporation is an integrated energy company with operations in countries located around the world. The company produces and transports crude oil and natural gas, and refines, markets, and distributes fuels as well as is involved in chemical operations, mining operations, power generation and energy services. Its common stock is traded on the New York Stock Exchange under the symbol “CVX.”

Historical Information of the Common Stock of Chevron Corporation.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	94.61	77.51
	Second Quarter	103.09	86.74
	Third Quarter	99.08	77.50
	Fourth Quarter	82.20	57.83

2009	First Quarter	77.35	56.46
	Second Quarter	72.67	63.75
	Third Quarter	72.64	61.40
	Fourth Quarter	79.64	68.14

2010	First Quarter	80.88	70.13
	Second Quarter	82.83	67.86
	Third Quarter	81.28	67.31
	Fourth Quarter	91.60	80.97

2011	First Quarter	108.01	90.41
	Second Quarter	109.66	97.90
	Third Quarter	109.43	90.01
	Fourth Quarter (through December 12, 2011)	109.64	89.88

Lincoln National Corporation

Lincoln National Corporation owns and operates wealth accumulation and protection businesses. The company sells a wide range of products including institutional and/or retail fixed and indexed annuities, variable annuities, universal life insurance, variable universal life insurance, term life insurance, mutual funds, and managed accounts.  Its common stock is traded on the New York Stock Exchange under the symbol “LNC.”

Historical Information of the Common Stock of Lincoln National Corporation

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	56.35	46.59
	Second Quarter	56.33	45.32
	Third Quarter	54.90	41.43
	Fourth Quarter	41.21	5.07

2009	First Quarter	25.01	5.01
	Second Quarter	19.58	6.38
	Third Quarter	27.00	14.60
	Fourth Quarter	27.84	22.12

2010	First Quarter	30.70	23.50
	Second Quarter	32.90	24.29
	Third Quarter	26.46	20.97
	Fourth Quarter	28.92	23.42

2011	First Quarter	32.49	28.69
	Second Quarter	31.64	26.06
	Third Quarter	29.39	15.30
	Fourth Quarter (through December 12, 2011)	21.40	14.32

Nuance Communications, Inc.

Nuance Communications, Inc. provides speech and imaging solutions for businesses and consumers around the world. The company's products include a speech recognizer, call steering, and a product that converts text into speech.  Its common stock is traded on the NASDAQ Global Select Market under the symbol “NUAN.”

Historical Information of the Common Stock of Nuance Communications, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	18.70	14.76
	Second Quarter	21.40	15.67
	Third Quarter	17.89	12.19
	Fourth Quarter	14.02	6.50

2009	First Quarter	11.27	7.74
	Second Quarter	14.24	11.07
	Third Quarter	14.96	11.14
	Fourth Quarter	16.16	13.11

2010	First Quarter	17.32	14.29
	Second Quarter	18.51	14.95
	Third Quarter	17.43	14.68
	Fourth Quarter	18.69	14.95

2011	First Quarter	20.80	17.01
	Second Quarter	22.20	19.15
	Third Quarter	22.37	15.59
	Fourth Quarter (through December 12, 2011)	26.75	19.43

NVIDIA Corporation

NVIDIA Corporation designs, develops, and markets three dimensional (3D) graphics processors and related software. The company's products provide interactive 3D graphics to the mainstream personal computer market.  Its common stock is traded on the NASDAQ Global Select Market under the symbol “NVDA.”

Historical Information of the Common Stock of NVIDIA Corporation

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	33.01	17.66
	Second Quarter	24.85	17.91
	Third Quarter	18.75	9.29
	Fourth Quarter	10.41	5.90

2009	First Quarter	10.56	7.21
	Second Quarter	12.30	8.40
	Third Quarter	16.47	10.09
	Fourth Quarter	18.68	11.96

2010	First Quarter	18.88	15.39
	Second Quarter	18.01	10.21
	Third Quarter	12.28	8.88
	Fourth Quarter	15.40	10.70

2011	First Quarter	25.69	15.77
	Second Quarter	20.50	15.41
	Third Quarter	16.15	11.73
	Fourth Quarter (through December 12, 2011)	15.82	11.81

Post Properties, Inc.

Post Properties, Inc. develops and operates upscale multi-family apartment communities in the southeastern and southwestern United States. The company operates as a self-administered and self-managed real estate investment trust whose primary business consists of developing and managing Post brand name apartment communities for its own account. Its common stock is traded on the New York Stock Exchange under the symbol “PPS.”

Historical Information of the Common Stock of Post Properties, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	44.28	31.19
	Second Quarter	40.00	29.55
	Third Quarter	32.84	25.85
	Fourth Quarter	27.58	10.99

2009	First Quarter	17.50	9.23
	Second Quarter	16.66	10.16
	Third Quarter	19.51	11.98
	Fourth Quarter	19.98	16.10

2010	First Quarter	22.02	17.34
	Second Quarter	28.09	22.37
	Third Quarter	29.70	21.99
	Fourth Quarter	36.30	28.31

2011	First Quarter	39.25	35.25
	Second Quarter	42.10	37.69
	Third Quarter	43.96	34.74
	Fourth Quarter (through December 12, 2011)	41.88	32.80

Stanley Black & Decker Inc.

Stanley Black & Decker Inc. is a global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based (engineered) fastening systems. Its common stock is traded on the New York Stock Exchange under the symbol “SWK.”

Historical Information of the Common Stock of Stanley Black & Decker Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	51.42	44.35
	Second Quarter	50.65	44.82
	Third Quarter	49.46	40.55
	Fourth Quarter	42.49	25.38

2009	First Quarter	36.38	22.75
	Second Quarter	40.01	29.91
	Third Quarter	42.69	31.28
	Fourth Quarter	53.13	40.97

2010	First Quarter	59.90	51.25
	Second Quarter	65.07	50.42
	Third Quarter	61.28	49.58
	Fourth Quarter	67.29	58.71

2011	First Quarter	77.22	65.50
	Second Quarter	77.29	66.72
	Third Quarter	75.33	47.83
	Fourth Quarter (through December 12, 2011)	68.09	48.25

Superior Energy Services, Inc.

Superior Energy Services, Inc. provides specialized oilfield services and equipment, and conducts operations offshore in the Gulf of Mexico and throughout the Gulf Coast region. The company leases oilfield equipment, provides oil and gas well plug and abandonment services, and provides other equipment and services. Its common stock is traded on the New York Stock Exchange under the symbol “SWK.”

Historical Information of the Common Stock of Superior Energy Services, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	45.14	34.90
	Second Quarter	57.25	40.04
	Third Quarter	54.42	29.95
	Fourth Quarter	30.28	11.64

2009	First Quarter	18.37	11.52
	Second Quarter	24.19	12.97
	Third Quarter	22.86	15.49
	Fourth Quarter	25.78	20.14

2010	First Quarter	26.45	19.52
	Second Quarter	28.01	18.54
	Third Quarter	27.13	18.69
	Fourth Quarter	35.19	25.57

2011	First Quarter	41.00	33.38
	Second Quarter	41.01	33.84
	Third Quarter	41.89	26.24
	Fourth Quarter (through December 12, 2011)	30.75	23.52

tw telecom inc.

tw telecom inc. is a fiber facilities-based local exchange carrier in selected metropolitan areas across the US. The company offers a wide range of business telephony services, primarily to medium- and large-sized business customers and other carriers. The company’s customers include telecommunications intensive business end-users, long distance carriers, and other companies.  Its common stock is traded on the NASDAQ Global Select Market under the symbol “TWTC.”

Historical Information of the Common Stock of tw telecom inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	19.81	14.90
	Second Quarter	20.10	15.85
	Third Quarter	16.30	9.96
	Fourth Quarter	10.50	4.83

2009	First Quarter	10.03	6.51
	Second Quarter	12.41	8.44
	Third Quarter	14.01	8.76
	Fourth Quarter	17.47	12.60

2010	First Quarter	18.48	14.66
	Second Quarter	18.63	16.05
	Third Quarter	19.50	17.10
	Fourth Quarter	18.96	16.23

2011	First Quarter	19.48	16.90
	Second Quarter	22.74	19.12
	Third Quarter	21.49	16.05
	Fourth Quarter (through December 12, 2011)	18.79	15.57

VeriFone Systems, Inc.

VeriFone Systems, Inc. is a global provider of technology that enables electronic payment transactions and value-added services at the point of sale. The company's customers include financial institutions, payment processors, petroleum companies, large retailers, government organizations and healthcare companies, as well as independent sales organizations. Its common stock is traded on the New York Stock Exchange under the symbol “PAY.”

Historical Information of the Common Stock of VeriFone Systems, Inc.

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	20.70	14.94
	Second Quarter	16.83	10.29
	Third Quarter	20.79	11.23
	Fourth Quarter	16.98	3.22

2009	First Quarter	6.93	3.65
	Second Quarter	8.67	6.10
	Third Quarter	15.89	6.89
	Fourth Quarter	16.92	13.26

2010	First Quarter	23.06	17.07
	Second Quarter	21.41	16.82
	Third Quarter	31.07	18.43
	Fourth Quarter	41.27	27.40

2011	First Quarter	56.84	39.47
	Second Quarter	55.77	39.78
	Third Quarter	45.87	31.12
	Fourth Quarter (through December 12, 2011)	44.44	32.30

Whiting Petroleum Corporation

Whiting Petroleum Corporation is involved in oil and natural gas exploitation, acquisition, and exploration activities. The company focuses on lower risk, long-lived oil and natural gas properties located primarily in the Gulf Coast/Permian Basin, Rocky Mountains, Michigan, and mid-continent regions of the United States.  Its common stock is traded on the New York Stock Exchange under the symbol “WLL.”

Historical Information of the Common Stock of Whiting Petroleum Corporation

The following table sets forth the high and low closing prices of the Reference Stock from the first quarter of 2008 through the December 12, 2011.

		High ($)	Low ($)

2008	First Quarter	32.62	23.46
	Second Quarter	53.92	32.00
	Third Quarter	55.35	32.46
	Fourth Quarter	34.12	13.13

2009	First Quarter	21.48	9.87
	Second Quarter	24.44	13.80
	Third Quarter	29.67	15.43
	Fourth Quarter	37.34	27.22

2010	First Quarter	40.69	32.70
	Second Quarter	46.22	36.91
	Third Quarter	48.44	37.16
	Fourth Quarter	59.11	48.74

2011	First Quarter	74.40	56.36
	Second Quarter	74.50	52.69
	Third Quarter	62.56	35.08
	Fourth Quarter (through December 12, 2011)	50.39	30.66

SUPPLEMENTAL TAX CONSIDERATIONS

Supplemental Canadian Tax Considerations

For a summary of Canadian tax considerations relevant to an investment in the notes, please see the sections entitled “Canadian Taxation” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences—Certain Canadian Income Tax Considerations ” in the accompanying prospectus supplement.

With respect to any interest payable on the notes, or any portion of the principal amount of the notes in excess of the issue price, such interest or principal, as the case may be, will not be subject to Canadian Non-Resident withholding tax, unless otherwise specified in the applicable pricing supplement.

Supplemental U.S. Federal Income Tax Considerations

        The following, together with the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement, is a general description of material U.S. tax considerations relating to the notes.  It does not purport to be a complete analysis of all tax considerations relating to the notes.  Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes.  This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to United States holders (as defined in the accompanying prospectus).  Except as otherwise noted under “Non-U.S. Holders,” it applies only to those United States holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this pricing supplement as a pre-paid cash-settled derivative contract in respect of the Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.  If the notes are so treated, subject to the discussion below concerning the application of the “constructive ownership” rules under Section 1260 of the Code, it would be reasonable for a United  States holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a United States holder receives at such time and the United States holder’s tax basis in the notes.  In general, a United States holder’s tax basis in the notes will be equal to the price the holder paid for the notes.  Capital gain recognized by an individual United States holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less.  The deductibility of capital losses is subject to limitations.  The holding period for notes of a United States holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes.  If the notes are held by the same United States holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a United States holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a United States holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Application of Section 1260 of the Code

Since one of the Reference Share Issuers is a real estate investment trust, while the matter is not entirely clear, an investment in the notes will likely, in whole or in part, be treated as a “constructive ownership transaction” to which Section 1260 of the Code applies.  If Section 1260 of the Code applies, all or a portion of any long-term capital gain recognized by a United States holder in respect of a note will be recharacterized as ordinary income (the “Excess Gain”).  In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the United States holder in taxable years prior to the taxable year of the sale, exchange, or settlement (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange, or settlement).

If an investment in the notes is treated as a constructive ownership transaction, it is not clear how the net underlying long-term capital gain would be computed and to what extent any long-term capital gain of a United States holder in respect of the notes will be recharacterized as ordinary income. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. United States holders are urged to consult their tax advisors regarding the application of Section 1260 of the Code to an investment in the notes.

Alternative Treatments

Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate.  For example, it is possible that a holder would be required to include the Dividend Amount (including any interest earned thereon) in income over the term of the notes even though the holder will not receive any payments from us until maturity of the notes. In addition, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument.  If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments.  If the notes are so treated, a United States holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity.  In addition, any gain a United States holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss.  If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above.  For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss.  In addition, it is possible that the amount a holder receives upon sale or maturity that is attributable to the Dividend Amount (and any interest earned thereon) will be taxable as ordinary income. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes.  According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject.  It is not possible to determine what guidance they will ultimately issue, if any.  It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Code might be applied to such instruments.  Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.  Unless stated otherwise in the relevant pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this pricing supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting

Please see the discussion under “United States Federal Income Taxation—Other Considerations—Backup Withholding and Information Reporting” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-U.S. Holders

The following discussion applies to non-U.S. holders of the notes.  A non-U.S. holder is a beneficial owner of a note that, for U.S. federal income tax purposes, is a non-resident alien individual, a foreign corporation or a foreign estate or trust.

While the U.S. federal income tax treatment of the notes (including proper characterization of the Dividend Amount for U.S. federal income tax purposes) is uncertain, U.S. federal income tax at a 30% rate (or at a lower rate under an applicable income tax treaty) will be withheld in respect of the Dividend Amount paid to a non-U.S. holder unless such payments are effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States (in which case, to avoid withholding, the non-U.S. holder will be required to provide a Form W-8ECI). We will not pay any additional amounts in respect of such withholding. To claim benefits under an income tax treaty, a non-U.S. holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on an Internal Revenue Service Form W-8BEN, or a substitute or successor form).  In addition, special rules may apply to claims for treaty benefits made by corporate non-U.S. holders.  A non-U.S. holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service.  The availability of a lower rate of withholding or an exemption from withholding under an applicable income tax treaty will depend on the proper characterization of the Dividend Amount under U.S. federal income tax laws and whether such treaty rate or exemption applies to such payments.  No assurance can be provided on the proper characterization of the Dividend Amount for U.S. federal income tax purposes and, accordingly, no assurance can be provided on the availability of benefits under any income tax treaty.  Non-U.S. holders must consult their tax advisors in this regard.

A non-U.S. holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any amounts representing Dividend Amount which would be subject to the rules discussed in the previous paragraph) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on an Internal Revenue Service Form W-8BEN, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate and we will not be required to pay any additional amounts in respect of such withholding.  Prospective investors should consult their own tax advisors in this regard.

Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the notes.  Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans any other plans that are subject to Section 4975 of the Code (also “Plans”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code with respect to the Plan.  A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption.  Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) (“Non-ERISA Arrangements”) are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S., or other laws (“Similar Laws”).

The acquisition of notes by a Plan or any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) with respect to which we or certain of our affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired pursuant to an applicable exemption.  The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of notes.  These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities offered hereby, provided that neither the issuer of notes offered hereby nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction (the “Service Provider Exemption”).  Any Plan fiduciary relying on the Service Provider Exemption and purchasing the notes on behalf of a Plan must initially make a determination that (x) the Plan is paying no more than, and is receiving no less than, “adequate consideration” in connection with the transaction and (y) neither we nor any of our affiliates directly or indirectly exercises any discretionary authority or control or renders investment advice with respect to the assets of the Plan which such fiduciary is using to purchase, both of which are necessary preconditions to reliance on the Service Provider Exemption.  If we or any of our affiliates provides fiduciary investment management services with respect to a Plan’s acquisition of the notes, the Service Provider Exemption may not be available, and in that case, other exemptive relief would be required as precondition for purchasing the notes.  Any Plan fiduciary considering reliance on the Service Provider Exemption is encouraged to consult with counsel regarding the availability of the exemption.  There can be no assurance that any of the foregoing exemptions will be available with respect to any particular transaction involving the notes, or that, if an exemption is available, it will cover all aspects of any particular transaction.

Because we or our affiliates may be considered to be a party in interest with respect to many Plans, the notes may not be purchased, held or disposed of by any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or the Service Provider Exemption, or such purchase, holding or disposition is not otherwise prohibited.  Except as otherwise set forth in any applicable pricing supplement, by its purchase of any notes, each purchaser (whether in the case of the initial purchase or in the case of a subsequent transferee) will be deemed to have represented and agreed by its purchase and holding of the notes offered hereby that either (i) it is not and for so long as it holds a note, it will not be a Plan, a Plan Asset Entity, or a Non-ERISA Arrangement, or (ii) its purchase and holding of the notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or, in the case of such a Non-ERISA Arrangement, under any Similar Laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the Service Provider Exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable.  Purchasers of notes have exclusive responsibility for ensuring that their purchase and holding of notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws.  The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus and the accompanying prospectus supplement under “Use of Proceeds.”  We or our affiliates may also use those proceeds in transactions intended to hedge our respective obligations under the notes as described below.

We or our affiliates expect to enter into hedging transactions involving, among other transactions, purchases or sales of one or more of the Reference Shares, or listed or over-the-counter options, futures and other instruments linked to the Reference Shares.  In addition, from time to time after we issue the notes, we or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into in connection with the notes.  Consequently, with regard to the notes, we or our affiliates from time to time expect to acquire or dispose of the Reference Shares or positions in listed or over-the-counter options, futures or other instruments linked to one or more of the Reference Shares.

We or our affiliates may acquire a long position in securities similar to the notes from time to time and may, in our or their sole discretion, hold, resell or repurchase those securities.

In the future, we or our affiliates expect to close out hedge positions relating to the notes and possibly relating to other securities or instruments with returns linked to one or more of the Reference Shares.  We expect these steps to involve sales of instruments linked to the Reference Shares on or shortly before the applicable valuation dates.  These steps may also involve transactions of the type contemplated above.  Notwithstanding the above, we are permitted to and may choose to hedge in any manner not stated above; similarly, we may elect not to enter into any such transactions.  Investors will not have knowledge about our hedging positions.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account.  No holder of any notes will have any rights or interest in our hedging activity or any positions we or any counterparty may take in connection with our hedging activity.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We, either ourselves or through BMOCM as agent, have entered into an arrangement with Raymond James, whereby Raymond James will distribute the notes.  Such distribution may occur on or subsequent to the Issue Date.  The notes sold by Raymond James to investors will be offered at the issue price of $1,027.50 per note.  Raymond James will pay to BMOCM $1,000 per note, and BMOCM will pay to us $1,000 per note.  Because Raymond James will offer the notes at a price equal to $1,027.50 per note, the excess will constitute a commission to Raymond James for its services in acting as distributor for BMOCM.

We own, directly or indirectly, all of the outstanding equity securities of BMOCM, the agent for this offering. In accordance with FINRA Rule 5121, BMOCM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We reserve the right to withdraw, cancel or modify the offering of any of the notes and to reject orders in whole or in part.  You may cancel any order for the notes prior to its acceptance.

You should not construe the offering of any of the notes as a recommendation of the merits of acquiring an investment linked to any of the Reference Shares or as to the suitability of an investment in the notes.

BMOCM may, but is not obligated to, make a market in the notes. BMOCM will determine any secondary market prices that it is prepared to offer in its sole discretion.

We may use this pricing supplement in the initial sale of notes. In addition, BMOCM or another of our affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless BMOCM, or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by BMOCM in a market-making transaction.